UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 1, 2015

LRI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300
Nashville, Tennessee  37204
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
(615) 885-9056

Not Applicable
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 1, 2015, the board of directors (the “Board”) of Logan’s Roadhouse, Inc. (the “Company”), an indirect subsidiary of LRI Holdings, Inc., approved the termination of the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan as Amended and Restated January 1, 2014 (the “Plan”). The Plan was established primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company, which included our named executive officers.

Under the Plan, eligible employees had the option to defer between 1% and 50% of their base compensation and/or between 1% and 100% of performance based compensation. Prior to its termination, the Company matched 25% of an employee’s deferral up to 4% of the employee’s total compensation. At the time of the Plan’s termination, participant account balances were approximately $1.46 million in the aggregate. In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations, payments under the Plan will be made by the Company, in its sole discretion, during the period beginning on the 12-month anniversary of the Plan’s termination and ending on the 24-month anniversary of the Plan’s termination, or earlier if payable pursuant to the terms of the Plan had the action to terminate and liquidate the Plan not occurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2015	LRI Holdings, Inc.

	By:	/s/ Edmund J. Schwartz
Edmund J. Schwartz
Interim Chief Financial Officer, Secretary and Treasurer
(Duly Authorized Officer)

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